Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 23, 2023

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2022

Andover, MA, February 23, 2023 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2022. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the fourth quarter ended December 31, 2022 totaled $105.5 million, a 16.8% increase from $90.3 million for the corresponding period a year ago, and a 2.3% sequential increase from $103.1 million in the third quarter of 2022.

Gross margin increased to $49.1 million for the fourth quarter of 2022, compared to $40.8 million for the corresponding period a year ago, and increased sequentially from $47.0 million for the third quarter of 2022. Gross margin, as a percentage of revenue, increased to 46.6% for the fourth quarter of 2022, compared to 45.2% for the corresponding period a year ago, and from 45.5% for the third quarter of 2022.

Net income for the fourth quarter was $8.1 million, or $0.18 per diluted share, compared to net income of $8.9 million or $0.20 per diluted share, for the corresponding period a year ago and net income of $1.8 million, or $0.04 per diluted share, for the third quarter of 2022.

Cash flow from operations totaled $0.9 million for the fourth quarter, compared to cash flow from operations of $14.2 million for the corresponding period a year ago, and cash flow from operations of $6.6 million in the third quarter of 2022. Capital expenditures for the fourth quarter totaled $12.7 million, compared to $16.8 million for the corresponding period a year ago and $14.4 million for the third quarter of 2022. The sum of cash, cash equivalents, and short-term investments as of December 31, 2022 decreased 5.7% sequentially to approximately $190.6 million compared to approximately $202.0 million as of September 30, 2022.

Revenues for the year ended December 31, 2022 increased 11.1% to $399.1 million, from $359.4 million for the prior year. Gross margin, as a percentage of revenue, decreased to 45.2% for the year ended December 31, 2022, compared to 49.6% for the prior year. Net income for 2022 was $25.5 million, or $0.57 per diluted share and 6.4% of revenues, compared to $56.6 million, or $1.26 per diluted share and 15.8% of revenue in the prior year. Cash flows from operations totaled $22.9 million for the year ended December 31, 2022, a 57.9% decrease from cash flows from operations of $54.4 million for the prior year.

Commenting on fourth quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Demand has fallen short of last year’s peak and is anticipated to stay subdued until new AI, datacenter and automotive applications using advanced Power Distribution Networks (PDNs) get to production ramps. The Q4 book-to-bill came in far below 1 while backlog, which declined to $304 million, can only support essentially flat quarterly revenue in the near term.”

“Q4 profitability reflected manufacturing inefficiencies as Advanced Products have not yet fully transitioned to vertically integrated processes in our first ChiP foundry. We look forward to cutting manufacturing cycle times by nearly 2X soon after the balance of key outsourced processes are vertically integrated, which we anticipate to be Q2 2023.”

“Capital investment continued in Q4 to provide approximately one billion dollars per year total capacity in our Andover fab. A 3X advance in current density by ChiPs leveraging advanced processes, components and next generation silicon bodes well for the future utilization of this capacity.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 23, 2023 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on February 23, 2023. Telephone participants who are unable to pre-register should dial 800-230-3019 at approximately 4:45 p.m. and use the Passcode 51835082. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 10, 2023. The replay dial-in number is 888-286-8010 and the Passcode is 99813947. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2021, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		YEAR ENDED
	(Unaudited)		(Unaudited)
	DEC 31,	DEC 31,	DEC 31,	DEC 31,
	2022	2021	2022	2021
Net revenues	$105,493	$90,281	$399,079	$359,364
Cost of revenues	56,354	49,465	218,520	181,164

Gross margin	49,139	40,816	180,559	178,200

Operating expenses:
Selling, general and administrative	24,942	18,619	86,264	69,484
Research and development	16,078	13,296	60,594	53,114
Litigation-related	—	—	6,500	—

Total operating expenses	41,020	31,915	153,358	122,598

Income from operations	8,119	8,901	27,201	55,602
Other income (expense), net	1,808	204	1,486	1,203

Income before income taxes	9,927	9,105	28,687	56,805
Less: Provision for income taxes	1,866	206	3,261	176

Consolidated net income	8,061	8,899	25,426	56,629
Less: Net (loss) income attributable to noncontrolling interest	(1)	19	(20)	4

Net income attributable to Vicor Corporation	$8,062	$8,880	$25,446	$56,625

Net income per share attributable to Vicor Corporation:
Basic	$0.18	$0.20	$0.58	$1.30
Diluted	$0.18	$0.20	$0.57	$1.26

Shares outstanding:
Basic	44,062	43,887	44,005	43,651
Diluted	44,859	45,148	44,894	44,966

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31, 2022 (Unaudited)	DEC 31, 2021 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$190,611	$182,418
Short-term investments	—	45,215
Accounts receivable, net	65,429	55,097
Inventories	101,410	67,322
Other current assets	5,154	6,708

Total current assets	362,604	356,760

Long-term deferred tax assets	280	208
Long-term investment, net	2,622	2,639
Property, plant and equipment, net	166,009	115,975
Other assets	5,386	1,623

Total assets	$536,901	$477,205

Liabilities and Equity

Current liabilities:
Accounts payable	$22,207	$21,189
Accrued compensation and benefits	10,849	12,753
Accrued expenses	8,613	4,158
Accrued litigation	6,500	—
Sales allowances	1,661	1,464
Short-term lease liabilities	1,450	1,551
Income taxes payable	72	66
Short-term deferred revenue and customer prepayments	13,197	7,912

Total current liabilities	64,549	49,093

Long-term deferred revenue	145	413
Long-term income taxes payable	862	569
Long-term lease liabilities	7,009	3,225

Total liabilities	72,565	53,300

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	360,924	346,221
Retained earnings	243,079	217,633
Accumulated other comprehensive loss	(988)	(1,328)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	464,088	423,599
Noncontrolling interest	248	306

Total equity	464,336	423,905

Total liabilities and equity	$536,901	$477,205